Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between Bitcoin Depot Operating LLC, a Delaware limited liability company, and any successors thereto (the “Company”), and W. Alexander Holmes (“Employee”) effective as of March 27, 2026 (the “Effective Date”).

1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Employee, and Employee shall serve, as the Chief Executive Officer and Executive Chair of Bitcoin Depot Inc. (the “Parent”) and in such other position or positions as may be assigned from time to time by the Board of Directors (the “Board”) of the Parent.

2. Duties and Responsibilities of Employee.

(a) During the Employment Period, Employee shall devote Employee’s best efforts and full business time and attention to the businesses of the Company, the Parent and its direct and indirect subsidiaries as may exist from time to time, (collectively, the Company, the Parent, and each of their direct and indirect subsidiaries as exist from time to time are referred to as the “Company Group”) as may be requested by the Board from time to time. Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Board from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company and the Parent. Employee may, without violating this Section 2(a), (i) as a passive investment, own publicly traded securities, in an amount not to exceed 2% of any company, in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) engage in other personal and passive investment activities; and (iv) continue to maintain Employee’s existing board of directors and advisory board roles, which Employee shall disclose to the Board, provided that such roles do not create a material conflict of interest with the Company, as reasonably determined by the Board, in each case, so long as such ownership, interests, activities, or roles do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

(b) Employee hereby represents and warrants that Employee is not the subject of, or a party to, any non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer to the premises or property (including computers and computer systems) of any member of the Company Group.

(c) Employee acknowledges that Employee owes each member of the Company Group fiduciary duties (including (i) duties of loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $1,000,000 (the “Base Salary”), less applicable taxes and other withholdings, in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b) Annual Bonus. For each complete calendar year that Employee is employed hereunder, Employee shall be eligible to earn an annual cash bonus (the “Annual Bonus”) with a target that shall be no less than 100% of Employee’s Base Salary. The minimum Annual Bonus paid to Employee for 2026 shall be $500,000 (the “2026 Minimum Bonus”). The performance targets that must be achieved in order for Employee to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee within thirty (30) days of the Effective Date for the 2026 calendar year and within the first one hundred and twenty (120) days of each subsequent calendar year (2026 and each subsequent year, a “Bonus Year”). Further, the Board (or a committee thereof) shall have full discretion each Bonus Year to modify the performance targets established for such Bonus Year and to determine the amount of the Annual Bonus payable to Employee, if any, subject to the Company’s obligation to pay the 2026 Minimum Bonus. Employee must be employed by the Company or its affiliates at the time of payment of the Annual Bonus in order to be eligible for payment of the Annual Bonus, including the 2026 Minimum Bonus.

(c) Sign-On Bonus. Employee shall be paid a sign-on bonus of $500,000 (the “Sign-On Bonus”) within thirty (30) days following the Effective Date. If Employee’s employment is terminated by the Company for Cause or Employee voluntarily resigns without Good Reason, in either case prior to the one-year anniversary of the Effective Date, Employee shall repay to the Company a pro-rata portion of the Sign-On Bonus, which shall be calculated by multiplying the full value of the Sign-on Bonus by a fraction, the numerator of which is the number of days that Employee was employed by the Company or its affiliates from and after the Effective Date and the denominator of which is 365. Notwithstanding the foregoing, Employee shall not be obligated to repay any portion of the Sign-On Bonus greater than the total amount of such Sign-On Bonus actually received by Employee, net of all applicable taxes. Any such repayment shall be effectuated no later than fourteen (14) days following a qualifying Date of Termination.

(d) Performance Cash Award. No later than thirty (30) days following the Effective Date, Employee will be granted a performance cash award (the “PC Award”) pursuant to the Bitcoin Depot Inc. 2023 Omnibus Incentive Plan (the “Plan”). The PC Award will vest based on a performance metric elected by the Board (or a committee thereof) measured over the 2026 fiscal year (the “PC Performance Period”). The target value of the PC Award shall be $1,500,000 and the maximum value of the PC Award shall be $3,000,000, if the performance metric is met at the maximum performance level. The Board (or a committee thereof) will certify performance following the end of the PC Performance Period. The PC Award will pay out, if at all, as follows: (i) 1/3 no later than 60 days following the end of the PC Performance Period, (ii) 1/3 on the first anniversary of the end of the PC Performance Period and (iii) 1/3 on the second anniversary of the end of the PC Performance Period, subject to continued employment through each such payment date (except as provided below). If Employee is terminated by the Company without Cause or resigns for Good Reason, in each case, prior to a Change in Control (as defined in the Plan) or more than one year following a Change in Control, a pro-rata portion of the target PC Award (or actual earned amount, if the PC Performance Period has ended), determined by (A) multiplying (i) $1,5000,000 (or actual amount earned based on performance if the PC Performance Period has ended) by (ii) a fraction, the numerator of which is the number of days that elapsed from the beginning of the PC Performance Period through the Termination Date, and the denominator of which is 1,095 and (B) subtracting the portion, if any, of the PC Award already paid, shall immediately vest as of the Termination Date and be paid no later than sixty (60) days thereafter. If Employee is terminated by the Company without Cause or resigns for Good Reason, in each case, within one (1) year following a Change in Control, the unpaid portion of the PC Award (calculated at the target level unless the PC Performance Period has ended, in which case, calculated based on the actual certified performance level) shall immediately become fully vested as of the Termination Date and be paid no later than sixty (60) days thereafter. The PC Award shall be subject to all additional terms and conditions of the award agreement documenting the same, as determined by the Board (or a committee thereof) in good faith that are not inconsistent with the foregoing.

(e) Plan Awards in Future Years. It is the intention of the Board that the Board (or a committee thereof) will grant Employee awards under the Plan equal to approximately $3,000,000 per full calendar year in 2027 and beyond, subject to Employee’s continued employment through the date of grant and further subject to the terms and conditions of the Plan and the applicable award agreements documenting such awards.

(f) Clawback. All compensation payable under this Agreement shall be subject to the Company’s standard clawback and recoupment policy as may exist from time to time, whether adopted prior to or following the Effective Date.

4. Term of Employment. The term of Employee’s employment under this Agreement shall be from the Effective Date until terminated pursuant to the terms of this Agreement (such period, the “Employment Period”).

5. Business Expenses. Subject to Section 25, the Company shall reimburse Employee for Employee’s reasonable out-of-pocket business-related expenses actually incurred in the performance of Employee’s duties under this Agreement so long as Employee timely submits all documentation for such expenses, as required by Company policy in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the termination of Employee’s employment with the Company (the “Termination Date”). In addition, the Company shall reimburse Employee for all reasonable and documented legal fees in connection with the negotiation and execution of this Agreement, not to exceed $15,000 (the “Legal Fees”). Paid invoices for any such Legal Fees shall be submitted to the Company by Employee no later than sixty (60) days following the Effective Date and shall be reimbursed to Employee by the Company no later than thirty (30) days following receipt of such invoice, less applicable withholding.

6. Benefits. During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7. Paid Time Off. Employee shall accrue thirty (30) business days of paid time off per calendar year in accordance with the Company’s paid time off policies in effect from time to time, and pro-rated for 2026. Unused paid time off may not be rolled forward into any subsequent calendar year and shall be forfeited at the end of each calendar year. Upon termination of employment, any accrued but unused paid time off shall be paid out in cash at Employee’s then-current Base Salary rate.

8. Termination of Employment.

(a) Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean a good faith finding by the Board, following written notice to Employee and, where susceptible to cure (as determined by the Board (or a committee thereof)), a cure period of not less than thirty (30) days following receipt of such notice, of:

(i) Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement which breach has a material adverse effect on the Company;

(ii) Employee’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee which breach has a material adverse effect on the Company;

(iii) Employee’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);

(iv) Employee’s gross negligence or willful misconduct that is materially injurious to the financial condition or business reputation of the Company;

(v) Employee’s breach of fiduciary duty, fraud, theft or embezzlement;

(vi) the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent), a violation of federal or state securities laws, or any crime involving moral turpitude; or

(vii) Employee’s willful failure or refusal to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board, as determined by the Board (except for a failure that is attributable to Employee’s illness, injury or Disability) for a period of 10 days following written notice by the Company to Employee of such failure.

Notwithstanding anything to the contrary, a resignation by Employee at a time when grounds for Cause exist shall be deemed to be a termination of Employee’s employment by the Company for Cause.

(b) Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c) Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material diminution in Employee’s Base Salary, target bonus or long-term incentive opportunity (other than an Across-the-Company Reduction);

(ii) a material diminution in Employee’s authority, duties or responsibilities;

(iii) a material breach by the Company of any of its obligations under this Agreement; or

(iv) the relocation of the geographic location of Employee’s principal place of employment (A) by more than seventy-five (75) miles from and (B) to a location that is farther from Employee’s then-current principal permanent domicile than, in each case, the location of Employee’s principal place of employment as of the Effective Date.

An “Across-the-Company Reduction” shall mean a general reduction in salaries, target bonus or long-term incentive opportunities of all or substantially all of the senior executives employed by the Company, which reduction (x) affects Employee in substantially the same proportional manner as similarly situated employees who are also affected by such general reduction, and (y) does not, in the aggregate, constitute a reduction by more than ten percent of Employee’s then current Base Salary, target bonus or long-term incentive opportunity. Notwithstanding anything to the contrary, an Across-the-Company Reduction shall not constitute a breach hereunder.

Notwithstanding the foregoing provisions of this Section 8(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 8(c)(i), (ii), (iii), or (iv) giving rise to Employee’s termination of employment must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within sixty (60) days after the initial occurrence of the condition(s) specified in such notice. Further notwithstanding the foregoing, no suspension of Employee or a reduction in Employee’s authority, duties and responsibilities in conjunction with any leave required, or other action taken, by the Company as part of any investigation into alleged wrongdoing by Employee shall give rise to Good Reason.

(d) Death or Disability. Upon the death of Employee, or upon written notice from the Company following Employee’s Disability, Employee’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party other than payment of the Accrued Obligations, consistent with Section 8(f)(ii). For purposes of this Agreement, a “Disability” shall exist if the Board determines that Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of 120 consecutive days or 180 days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve month period.

(e) Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective Termination Date provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 8(b)).

(f) Effect of Termination.

(i) Termination by the Company without Cause and Resignation by Employee for Good Reason. If Employee’s employment hereunder is terminated by the Company without Cause or is terminated by Employee for Good Reason, then (1) Employee will be entitled to receive (A) all accrued but unpaid Base Salary earned through the Termination Date, (B) any accrued but unused paid time off, payable in cash, (C) any unpaid or unreimbursed expenses incurred in accordance with applicable Company policy and (D) any benefits under the Company’s employee benefit plans in accordance with the terms contained therein (collectively, the “Accrued Obligations”), within sixty (60) days of the Termination Date unless otherwise specified by the applicable plan or policy governing such payment, and (2) so long as (and only if) Employee: (x) executes and does not revoke within any time provided by the Company to do so, a release of all claims substantially in the form attached hereto as Exhibit A (the “Release”); and (y) abides by the terms of each of Sections 10, 11, and 12 then the Company shall provide Employee with the following payments:

(A) If such termination occurs prior to a Change in Control or more than twelve (12) months following a Change in Control, a lump sum cash payment equal to (1) the greater of (i) three (3) months of Base Salary and (ii) provided Employee has been employed by the Company or its affiliates for at least six (6) months as of the Termination Date, (1) month of Base Salary for each full month of employment with the Company, up to a maximum of twelve (12) months of Base Salary (the number of months of Base Salary payable, the (“Non-CIC Severance Multiple”), plus (2) 1/12th of Employee’s target bonus for the Bonus Year in which the Termination Date falls multiplied by the Non-CIC Severance Multiple, in each case, paid within sixty (60) days of the Termination Date;

(B) If such termination occurs within twelve (12) months following a Change in Control, a lump sum cash payment equal to (i) eighteen (18) (the “CIC Severance Multiple”) months of Base Salary, plus (ii) 1.5 times the value of Employee’s target bonus for the Bonus Year in which the Termination Date falls, in each case, paid within (60) days of the Termination Date; and

(C) a lump sum cash payment equal to (i) the Non-CIC Severance Multiple or CIC Severance Multiple, as applicable, multiplied by (ii) the monthly premium that would otherwise be payable by Employee for continued health benefits provided to Employee and such Employee’s eligible dependents pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), at the full COBRA premium rate in effect as of immediately prior to the Termination Date under the applicable employer-sponsored group health plan, based on the level of coverage Employee had thereunder as of the Termination Date to be paid within sixty (60) days following the Termination Date.

(ii) All Other Terminations of Employment. If Employee’s employment is terminated for any reason other than those specified in Section 8(f)(i), above, then Employee will be entitled only to receive the Accrued Obligations, paid within sixty (60) days of the Termination Date unless otherwise specified by the applicable plan or policy governing such payment. For the avoidance of doubt, no severance or other amounts shall be payable upon any termination of employment of Employee, beyond the Accrued Obligations, except as specified in Section 8(f)(i), above.

(g) After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive a severance payment pursuant to Section 8(f)(i) (the “Severance Payments”) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee did not timely or effectively execute (or revoked) the Release, (ii) Employee has failed to abide by the terms of Sections 10, 11, or 12; or (iii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment for Cause pursuant to Section 8(a), then the Company shall have the right to not pay any amounts due pursuant to Section 8(f)(i) (the “Severance Payments”) and Employee shall promptly return to the Company any Severance Payments already paid prior to the date that the Company determines that the conditions of this Section 8(g) have been satisfied.

9. Disclosures.

(a) Employee hereby represents and warrants that as of the Effective Date, there exist (i) no actual or potential Conflicts of Interest and (ii) no current or pending lawsuits, claims, charges or arbitrations filed against or involving Employee or any trust or vehicle owned or controlled by Employee.

(b) Promptly (and in any event, within three Business Days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim, charge or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim, charge or arbitration to the Board. “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Atlanta, Georgia are authorized or required by law to be closed.

(c) A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

10. Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties on behalf of the Company Group hereunder, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment hereunder, Employee shall comply with this Section 10.

(a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee acknowledges and agrees that Employee would inevitably use and disclose Confidential Information in violation of this Section 10 if Employee were to violate any of the covenants set forth in Section 11. Employee shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Employee’s duties on behalf of the Company Group, Employee shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Employee or obtained by the Company Group. The covenants of this Section 10(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 10(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of a member of the Company Group who have a need-to-know Confidential Information in connection with the businesses of the Company Group;

(ii) disclosures and uses that are approved in writing by the Board; or

(iii) disclosures to a person or entity that has (A) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (B) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of the Company Group. Within five days of such expiration or any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Employee (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Employee is employed or engaged by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being publicly known. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (B) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; or (C) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental agency (including the Department of Justice, Department of Labor, National Labor Relations Board, Securities and Exchange Commission, Congress, any Inspector General and any other governmental agency, commission, or regulatory authority) (each a “Governmental Agency”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency relating to a possible violation of law; or (iv) responding to a peace officer’s or prosecutor’s inquiry in relation to an actual or alleged criminal sexual offense or obscenity, or making a statement, not initiated by Employee, in a criminal proceeding in relation to an actual or alleged criminal sexual offense or obscenity; or (v) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in the previous sentence, or to notify the Company that Employee has engaged in any such conduct. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal.

11. Non-Competition; Non-Solicitation.

(a) The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 11. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, Employee shall not, without the prior written approval of the Board, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Employee from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area; (B) joining, becoming an employee or consultant of, or otherwise being affiliated with or providing services to, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to Employee’s duties performed for the Company Group and involve direct or indirect responsibilities with respect to the Business; or (C) joining, becoming an employee or consultant of, or otherwise being affiliated with or providing services to any Specified Competitor.

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom Employee had contact on behalf of any member of the Company Group or about whom Employee obtained Confidential Information or for whom Employee had direct or indirect responsibilities on behalf of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group or hire or engage any employee or contractor of any member of the Company Group.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 10 and in this Section 11, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d) The covenants in this Section 11, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Employee provides services or about which Employee obtains Confidential Information during the Employment Period, which business and operations include virtual currency activities.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean each county in which the Company operates or has plans to operate a virtual currency ATM and any sales territory for which Employee provides services during the twelve (12) month period prior to the Termination Date or about which Employee has Confidential Information.

(iv) “Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of eighteen (18) months following the date that Employee is no longer employed by any member of the Company Group.

(v) “Specified Competitor” shall mean Athena Bitcoin Global, BitQuick, LibertyX, Coinflip, Coincloud, Coinsource, Rockitcoin, Bitcoin of America, Paydepot, Digitalmint, Localcoin, InstaCoin, Honey Badger, FlexePin, Powercoin, Bitstop, Genesis Coin, General Bytes, Bitaccess, Bytefederal, Cryptobase, Lamassu, Bitcoin Well, HODL Digital Services, Coinsquare, B4U Financial and any successor in interest to any Specified Competitor.

12. Ownership of Intellectual Property.

(a) Employee agrees that the Company shall own, and Employee hereby agrees to assign to the Company and hereby assigns to the Company, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing. To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retains any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(d) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Employee is the sole or joint author, creator, contributor, or inventor that were made or developed by Employee prior to Employee’s employment with or affiliation with the Company or any other member of the Company Group, or in which Employee asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit B, and Employee represents that Exhibit B is a complete list of all such Prior Inventions. If no such list is attached, Employee hereby represents and warrants that there are no Prior Inventions, and Employee shall make no claim of any rights to any Prior Inventions. If, in the course of Employee’s employment with or affiliation with the Company or any other member of the Company Group, Employee uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group.

(e) Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(f) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee.

(g) In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Employee’s termination, Employee hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(h) The Company and Employee acknowledge that Employee has provided services to the Company or another member of the Company Group prior to the Effective Date. Accordingly, if and to the extent that, prior to the Effective Date: (a) Employee conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Effective Date; or (b) Employee conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed, or reduced to practice after the Effective Date, then such information shall be deemed Confidential Information under this Agreement and any such item shall be deemed Company Intellectual Property under this Agreement, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice following the Effective Date.

13. Arbitration.

(a) Subject to Sections 13(b) and 13(d), any dispute, controversy or claim between Employee and any member of the Company Group arising out of or relating to this Agreement or Employee’s employment or engagement with any member of the Company Group (“Disputes”) will be finally settled by arbitration in Fulton County, Georgia or such other location as Employee and the Company agree in accordance with the then-existing American Arbitration Association (“AAA”) Employment Arbitration Rules. The arbitration award shall be final and binding on both parties. Any arbitration conducted under this Section 13 shall be private, and shall be heard by a single arbitrator (the “Arbitrator”) selected in accordance with the then-applicable rules of the AAA. The Arbitrator shall expeditiously hear and decide all matters concerning the Dispute. Except as expressly provided to the contrary in this Agreement, the Arbitrator shall have the power to (i) gather such materials, information, testimony and evidence as the Arbitrator deems relevant to the Dispute before him or her (and each party will provide such materials, information, testimony and evidence requested by the Arbitrator), and (ii) grant injunctive relief and enforce specific performance. All Disputes shall be arbitrated on an individual basis, and each party hereto hereby foregoes and waives any right to arbitrate any Dispute as a class action or collective action or on a consolidated basis or in a representative capacity on behalf of other persons or entities who are claimed to be similarly situated, or to participate as a class member in such a proceeding. The decision of the Arbitrator shall be reasoned, rendered in writing, be final and binding upon the disputing parties and the parties agree that judgment upon the award may be entered by any court of competent jurisdiction. This Section 13 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1, et seq.

(b) Notwithstanding Section 13(a), either party may make a timely application for, and obtain, judicial emergency or temporary injunctive relief to enforce any of the provisions of Sections 10 through 12; provided, however, that the remainder of any such Dispute (beyond the application for emergency or temporary injunctive relief) shall be subject to arbitration under this Section 13.

(c) By entering into this Agreement and entering into the arbitration provisions of this Section 13, THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THEY ARE KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVING THEIR RIGHTS TO A JURY TRIAL.

(d) Nothing in this Section 13 shall prohibit a party to this Agreement from instituting litigation to enforce any arbitration award. Further, nothing in this Section 13 precludes Employee from filing a charge or complaint with a federal, state or other governmental administrative agency.

14. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Employee shall: (a) cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility, and (b) provide such information as the Company may reasonably request with respect to Employee’s services performed for the Company and the other members of the Company Group.

15. Section 280G.

(a) Notwithstanding any provision of this Agreement or any other plan, agreement, or arrangement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any other member of the Company Group to Employee pursuant to this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder, and would, but for this Section 15, be subject to the excise tax imposed under Section 4999 of the Code, then the Covered Payments shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee will be one dollar less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (ii) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The determination as to whether any such reduction in the amount of the Covered Payments is necessary shall be made by the Company in good faith.

(b) Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(i) the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(ii) all other Covered Payments shall then be reduced as follows: (A) cash payments shall be reduced before non-cash payments; and (B) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

(c) If a reduced payment is made and through error or otherwise that payment, when aggregated with other payments and benefits from the Company or any other member of the Company Group used in determining if a “parachute payment” exists, exceeds one dollar less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made.

(d) Nothing in this Section 15 shall require the Company or any member of the Company Group to be responsible for, or have any liability or obligation with respect to Employee’s excise tax liabilities under Section 4999 of the Code.

16. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

17. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

18. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Georgia without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 13 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Fulton County, Georgia.

19. Entire Agreement; Amendment.

(a) This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings oral or written, between the parties hereto concerning the subject matter hereof; provided, however, that in the event that Employee is subject to any other restrictive covenants with respect to any member of the Company Group (including with respect to confidentiality or non-disclosure, non-competition, non-solicitation, intellectual property, and non-disparagement), the restrictive covenants contained in this Agreement shall complement and be in addition to, and not supersede or be in lieu of, such other restrictive covenants (which shall remain in full force and effect in accordance with the terms thereof). For the avoidance of doubt, the execution of this Agreement shall not affect, diminish, or supersede any indemnification agreement previously entered into between the Employee and the Company.

(b) This Agreement may be amended only by a written instrument executed by both parties hereto.

20. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

21. Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

22. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

VP, Human Resources

2870 Peachtree Rd #327

Atlanta, GA 30305

If to Employee, addressed to:

[***]

23. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

24. Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each other member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative.

25. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, however, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death or (ii) the date that is six months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date.

(d) Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

26. Effect of Termination. The provisions of Sections 8, 10-17 and 25 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.

27. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 9, 10, 11, 12, 13, 14, and 24 and shall be entitled to enforce such obligations as if a party hereto.

28. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions (and such provision after removal of the invalid or unenforceable portion thereof) shall remain in full force and effect.

[Remainder of Page Intentionally Blank;

Signature Page Follows]

Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

W. ALEXANDER HOLMES

/s/ W. Alexander Holmes
W. Alexander Holmes

BITCOIN DEPOT OPERATING LLC

By:	/s/ Susan Echterhoff
Name:	Susan Echterhoff
Title:	VP, Human Resources

SIGNATURE PAGE TO

EMPLOYMENT AGREEMENT

4924-5518-8633

EXHIBIT A

FORM OF RELEASE

[FORM OF] GENERAL RELEASE OF CLAIMS

This GENERAL RELEASE OF CLAIMS (this “Release”) is entered into by ____________________(“Employee”) and Bitcoin Depot Operating LLC, a Delaware limited liability company (the “Company”) and is that certain Release referred to in the Employment Agreement effective as of January 1, 2026, by and between the Company and Employee (the “Employment Agreement”). Capitalized terms not defined herein have the meaning given to them in the Employment Agreement.

Separation Date. Employee acknowledges and agrees that the last day of Employee’s employment with the Company was ___________, 2___ (the “Separation Date”). As of the Separation Date, Employee ceased to have any further employment relationship with the Company or any member of the Company Group. Employee acknowledges and agrees that, as of the Separation Date, Employee will automatically be deemed to have resigned, to the extent applicable: (a) as an officer of the Company and each affiliate of the Company for which Employee served as an officer and (b) from the board of directors or board of managers (or similar governing body) of the Company and each affiliate of the Company for which Employee served as a director or manager.

Separation Benefit. Provided that (a) Employee executes this Release on or after the Separation Date and returns it to the Company, care of [NAME] [ADDRESS] [E-MAIL] so that it is received by [NAME] no later than 11:59 p.m., central standard time on [DATE THAT IS 21 OR 45 DAYS (AS APPLICABLE) FOLLOWING THE SEPARATION DATE OR DATE EMPLOYEE IS GIVEN EXECUTION VERSION OF RELEASE, WHICHEVER IS LATER], (b) does not exercise his revocation right pursuant to Section 7 below, and (c) abides by each of Employee’s commitments set forth herein, then the Company will provide Employee the separation benefits pursuant to the terms of the Employment Agreement (the “Release Benefit”).

Satisfaction of All Leaves and Payment Amounts; Prior Rights and Obligations. In entering into this Release, Employee expressly acknowledges and agrees that Employee has received all leaves (paid and unpaid) to which Employee was entitled during Employee’s employment, and Employee has received all wages and been paid all sums that Employee is owed or ever could be owed by the Company and the other Released Parties (as defined below) (other than the Release Benefit and, if not paid at the time Employee signs this Release, Employee’s regular pay for the pay period in which the Separation Date occurred). For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Release Benefit (or any portion thereof) but for Employee’s entry into (and non-revocation of) this Release and compliance with the terms herein.

EXHIBIT A

4924-5518-8633

Release of Liability for Claims.

In consideration of Employee’s receipt of the Release Benefit (and any portion thereof), Employee hereby releases, discharges and acquits the Company, Parent, and each member of the Company Group and each of the foregoing entities’ respective past, present and future subsidiaries, affiliates, stockholders, members, partners, directors, officers, managers, employees, agents, attorneys, heirs, predecessors, successors and representatives in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its subsidiaries or other affiliates and all fiduciaries and administrators of any such plans, in their personal and representative capacities (collectively, the “Released Parties”), from liability for, and Employee hereby waives, any claims, damages, or causes of action related to Employee’s employment with any Released Party, the termination of such employment, and any other acts or omissions related to any matter existing on or prior to the date on which Employee signs this Release (the “Signing Date”), including (i) any alleged violation through such date of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the Occupational Safety and Health Act; (E) the Family and Medical Leave Act of 1993; (F) any federal, state or local wage and hour law; (G) Georgia Equal Pay Act, the Georgia Prohibition of Age Discrimination in Employment Act, the Georgia Equal Employment for Persons with Disabilities Code, the Georgia Discriminatory Wage Practices Based on Sex Act; [North Carolina Employment Practices Act, the Retaliatory Employment Discrimination Act, Persons with Disabilities Protection Act][Florida Civil Rights Act of 1992 f/k/a Human Rights Act of 1977 Fla. Stat. § 760.01 et. seq., the Florida’s Worker’s Compensation statute (Chapter 440), the Florida Public Sector Whistleblower Act (Fla. Stat. § 112.3187 et. seq.), the Florida Private Sector Whistle-Blower Act (Fla. Stat. § 448.101-.105), any claims under Fla. Stat. § 448.08 for unpaid wages, Florida’s Wage Rate Provisions, Section 448.07, Florida Statutes; the Florida Minimum Wage Law, as amended; the Florida Equal Pay Act, Section 725.07, Florida Statutes, as amended, Florida Statutes, local ordinances, and waivable rights under the Florida Constitution]1; (H) any other local, state or federal law, regulation, ordinance or orders which may have afforded any legal or equitable causes of action of any nature; or (I) any public policy, contract, tort, or common law claim or claim for defamation, emotional distress, fraud or misrepresentation of any kind; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim; (iii) any and all rights, benefits, or claims Employee may have under any employment contract (including the Employment Agreement), incentive or compensation plan or agreement or under any other benefit plan, program or practice; and (iv) any claim for compensation, damages or benefits of any kind not expressly set forth in this Release (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE RELEASED PARTIES.

[1]	NTD: To include employment-related state laws for Employee’s place of residence as of Termination Date.

EXHIBIT A

4924-5518-8633

Notwithstanding the foregoing, the Released Claims do not include: (i) any rights to vested benefits under an employee benefit plan of any Released Party that is subject to ERISA and that cannot be released pursuant to ERISA, (ii) any claims based on facts occurring after the Signing Date, (iii) any claims that cannot be released under applicable law; or (iv) Employee’s ability to file a claim for unemployment insurance or workers’ compensation benefits.

Further notwithstanding this release of liability, nothing in this Release prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Release) with the Equal Employment Opportunity Commission (“EEOC”) or other federal, state or local governmental agency, commission, or regulatory authority (collectively, “Governmental Agencies”) or participating in any investigation or proceeding conducted by the EEOC or other Governmental Agency or cooperating with such a Governmental Agency or providing documents or other information to a Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover any monetary or personal relief from a Released Party as a result of such EEOC or other Governmental Agency proceeding or subsequent legal actions. Nothing in this Release prevents Employee from making any report to or communication with a Governmental Agency that is protected by any applicable whistleblower law, and further notwithstanding this release of liability, nothing in this Release limits Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity).

Restrictive Covenants. Employee acknowledges and agrees that Employee has continuing confidentiality and restrictive covenant obligations to the Company Group, including but not limited to, those set forth in the Employment Agreement, and Employee shall abide by the terms of the such covenants after the Separation Date.

Employee’s Acknowledgments. This Release is an important legal document, and the Company hereby advises Employee to consult with an attorney of Employee’s choosing before entering into this Release. By executing and delivering this Release, Employee expressly acknowledges that:

Employee has carefully read this Release and has had sufficient time (and at least [21] [45] days) to consider this Release before signing it and delivering it to the Company;

Employee has been advised in writing to discuss this Release with an attorney of Employee’s choice and Employee has had adequate opportunity to do so prior to executing this Release;

Employee fully understands the final and binding effect of this Release; the only promises made to Employee to sign this Release are those stated herein; and Employee is signing this Release knowingly, voluntarily and of Employee’s own free will, and understands and agrees to each of the terms of this Release;

The only matters relied upon by Employee and causing Employee to sign this Release are the provisions set forth in writing within the Employment Agreement and this Release; and

Employee would not otherwise have been entitled to the Release Benefit but for Employee’s agreement to be bound by the terms of this Release.

EXHIBIT A

4924-5518-8633

Revocation Right. Employee may revoke the delivery (and therefore the effectiveness) of this Release within the seven (7)-day period beginning on the date Employee executes this Release (such seven (7) day period being referred to herein as the “Release Revocation Period”). To be effective, such revocation must be in writing signed Employee and must be received by [NAME] [ADDRESS] [E-MAIL] before 11:59 p.m., central standard time, on the last day of the Release Revocation Period. If an effective revocation is delivered in the foregoing manner and timeframe, no Release Benefit shall be provided and this Release shall be null and void. Provided that Employee does not revoke his signature on this Release during the Release Revocation Period, this Release shall become effective on the eighth (8th) day after Employee executes the Release.

Return of Company Property. Employee represents and warrants that he has returned (without retaining copies thereof) to the Company all property belonging to the Company and any other Released Party, including all computer files and other electronically stored information and all other materials provided to Employee by the Company or any other Released Party in the course of Employee’s employment.

Representation About Claims. Employee represents and warrants that Employee has made no assignment, sale, delivery, transfer or conveyance of any rights Employee has asserted or may have against any of the Released Parties with respect to any Released Claim.

Severability. Any term or provision of this Release (or part thereof) that renders such term or provision (or part thereof) or any other term or provision hereof (or part thereof) invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such modification or severance shall be accomplished in the manner that most nearly preserves the benefit of the bargain set forth in the Employment Agreement and hereunder.

Withholding of Taxes and Other Deductions. Employee acknowledges that the Company may withhold from the Release Benefit all federal, state, local, and other taxes and withholdings as may be required by any law or governmental regulation or ruling.

Choice of Law, Jurisdiction and Venue. This Release shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Release, the parties hereby consent to the arbitration provisions of Section 13 of the Employment Agreement and recognize and agree that should any resort to a court be necessary and permitted under this Release or the Employment Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Fulton County, Georgia.

Successors and Assigns; Third Party Beneficiaries. The parties’ obligations hereunder shall be binding upon their respective heirs, successors and assigns. The rights of the parties and the other Released Parties shall inure to the benefit of, and be enforceable by, such persons and their respective heirs, successors and assigns. Each Released Party that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants, warranties, representations and release of claims set forth in this Release and entitled to enforce such provisions as if it was a party hereto.

EXHIBIT A

4924-5518-8633

Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. All references herein to a statute, agreement, instrument or other document shall be deemed to refer to such statute, agreement, instrument or other document as amended, supplemented, modified and restated from time to time. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Release and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

IN WITNESS WHEREOF, the Company and Employee have executed this Release as of the dates set forth below, effective for all purposes as provided above.

W. Alexander Holmes

Date:

BITCOIN DEPOT OPERATING LLC

By:
Name:
Title:
Date:

EXHIBIT A

4924-5518-8633

EXHIBIT B

PRIOR INVENTIONS

1. The following is a complete list of all Prior Inventions relevant to the subject matter of Employee’s employment by the Company that have been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Employee cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. Employee proposes to bring to Employee’s employment the following devices, materials, and documents of a former employer or other person to whom Employee has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Employee’s employment pursuant to the express written authorization of Employee’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

EXHIBIT B

4924-5518-8633